EXHIBIT 99.1

PRIME GROUP REALTY TRUST ANNOUNCES
UPDATED TIMING ON SALE OF 180 NORTH LASALLE STREET AND
FILING OF PREVIOUSLY ANNOUNCED RESTATEMENTS

Chicago, IL. October 21, 2008 – Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) announced that Younan Properties, Inc. and an affiliate (“Purchaser”), and the subsidiary of the Company (the “Seller”) that owns 180 North LaSalle Street in Chicago, Illinois (the “Property”), amended the purchase and sale agreement (the “Agreement”) to extend the originally scheduled closing deadline for the Purchaser’s acquisition of the Property until December 17, 2008, or such earlier date as the parties may each approve. In addition, the Purchaser has the right to further extend the closing date until January 16, 2009 provided the Purchaser pays directly to Seller an additional $2.0 million earnest money deposit. Purchaser has currently funded $6.0 million of earnest money, which has been released from escrow and is being held by Seller, and which is non-refundable to the Purchaser except in the event of a Seller default or the failure of certain customary conditions to the Purchaser’s obligations to close.

The gross purchase price for the Property is $124.0 million, subject to customary pro-rations, credits and adjustments, including credits for various matters the Seller has agreed to give the Purchaser aggregating $2.0 million.

The Purchaser has completed its due diligence inspection of the Property and is obligated to purchase the Property subject to certain customary conditions contained in the purchase and sale agreement. In the event that the Purchaser defaults on its obligation to purchase the Property, Seller’s sole remedy is to receive the earnest money as liquidated damages.

There can be no assurances that all of the conditions to closing will be satisfied and that this transaction will actually close, or that if it does close, it will close pursuant to the foregoing timetable or the terms set forth in this Press Release.

In addition and as previously disclosed on August 20, 2008 by the Company, the Company has determined that its distributions to the owners of the common units of Prime Group Realty, L.P. were incorrectly recorded on the Company’s Consolidated Financial Statements and that it would restate its Consolidated Financial Statements and other financial information for the years ended December 31, 2006 and 2007, and for the first and second quarters of 2008. This change relates only to the interpretation of existing accounting literature and does not involve new facts or circumstances. In addition, these restatements only involve GAAP book entries and have no impact on the Company’s cash flow or cash liquidity for the periods affected.

The Company stated in its prior Form 8-K that it expected such restatements to these financial statements to be completed within several weeks. The Company’s preparation of the restatements has taken longer than initially anticipated, but notwithstanding such delay, the restatements for the periods prior to 2008 do not involve any additional changes to the financial statements other than those previously disclosed. In addition to the adjustments previously disclosed for the first two quarters of 2008, net loss will decrease by approximately $10.3 million for the three months ended March 31, 2008 and net loss will decrease by approximately $6.7 million for the six months ended June 30, 2008. The Company intends to complete and file the restatements in the next several weeks as soon as practicable.

The Company intends to complete and file the restatements in the next several weeks as soon as practicable.

About Prime Group Realty Trust

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.4 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns 552 extended-stay hotel properties in operation in 43 U.S. states consisting of approximately 59,000 rooms and three hotels in operation in Canada consisting of 500 rooms. It leases and manages approximately 3.4 million square feet comprising all of the wholly-owned properties. In addition, the Company is also the managing and leasing agent for the approximately 959,000 square foot property known as The United Building located at 77 West Wacker Drive in Chicago, Illinois, and the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About the Lightstone Group

The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 687 hotels, 18,000 residential units and approximately 29 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Headquartered in New York, The Lightstone Group employs approximately 14,000 staff and professionals and maintains regional offices in Maryland, South Carolina, Illinois and New Jersey. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300